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                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIOS OF EARNINGS TO TOTAL FIXED CHARGES
             AND CALCULATION OF EARNINGS TO TOTAL FIXED CHARGES AND
                     PREFERRED DIVIDEND REQUIREMENTS OF ITT

                             (MILLIONS OF DOLLARS)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------------
                                                                      1994       1993      1992      1991       1990
                                                                     ------     ------     ----     ------     ------
Earnings:
  Income from continuing operations................................  $  852     $  661     $316     $  618     $  848
  Add (deduct):
    Adjustment for distributions in excess of (less than)
      undistributed equity earnings and losses.....................      16         11      (10)      (146)      (129)
    Income taxes...................................................     389        242       43        156        268
    Minority equity in net income..................................      18         27       27         32         39
    Amortization of interest capitalized...........................       3          8        8         20          3
                                                                     ------     ------     ----     ------     ------
                                                                      1,278        949      384        680      1,029
                                                                     ------     ------     ----     ------     ------
Fixed Charges:
  Interest and other financial charges.............................     397        365      393        333        296
  Interest factor attributable to rentals..........................      83         89       96         92         88
                                                                     ------     ------     ----     ------     ------
                                                                        480        454      489        425        384
                                                                     ------     ------     ----     ------     ------
Earnings, as adjusted, from continuing operations..................  $1,758     $1,403     $873     $1,105     $1,413
                                                                     ======     ======     =====    ======     ======
Fixed Charges:
  Fixed charges above..............................................  $  480     $  454     $489     $  425     $  384
  Dividends on preferred stock of subsidiaries included in minority
    equity.........................................................       6         10       12         16         24
  Interest capitalized.............................................      11          9       21         29         43
                                                                     ------     ------     ----     ------     ------
    Total fixed charges............................................     497        473      522        470        451
Dividends on preferred stock of ITT (pre-income tax basis).........      48         49       59         75         77
                                                                     ------     ------     ----     ------     ------
    Total fixed charges and preferred dividend requirements........  $  545     $  522     $581     $  545     $  528
                                                                     ======     ======     ====     ======     ======
Ratios:
  Earnings, as adjusted, from continuing operations to total fixed
    charges........................................................    3.54       2.97     1.67       2.35       3.13
                                                                     ======     ======     ====     ======     ======
  Earnings, as adjusted, from continuing operations to total fixed
    charges and preferred dividend requirements of ITT.............    3.23       2.69     1.50       2.03       2.68
                                                                     ======     ======     ====     ======     ======

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Notes:

a) The adjustment for distributions in excess of (less than) undistributed equity earnings and losses represents the adjustment to income for distributions in excess of (less than) undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

c) The dividend requirements on preferred stock of ITT have been determined by adding to the total preferred dividends an allowance for income taxes, calculated on the effective income tax rate.